SUB-ITEM 77Q1(e): Exhibits



Exhibit A
to the
Investment Advisory Contract

TAX-FREE INSTRUMENTS TRUST

	For all
services rendered
by Adviser hereunder,
the Trust shall pay
to
Adviser, and
Adviser agrees to
accept as full
compensation for
all services rendered
 hereunder, an annual
gross investment
advisory fee equal
to 0.5% of the average
daily net assets of the Fund.

	The portion
of the fee based upon
the average daily net
assets of the Fund shall be
accrued daily at the
 rate of 1/365th of
0.5 of 1% applied to
the daily net assets
of the Fund.

	The advisory
fee so accrued shall
be paid to Adviser daily.

	Witness the
due execution hereof
this 31st day of July, 2008.


PASSPORT RESEARCH, LTD.


By:  /s/ G. Andrew Bonnewell
Name:  G. Andrew Bonnewell
Title:  Vice President


MONEY MARKET OBLIGATIONS TRUST


By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President